Exhibit 10.33

Modification to 2008 Performance Based Award Agreements

All 2008 Performance Based Award Agreements include a provision regarding pro-ration of the share award in the event of certain types of termination of employment.  In particular, if the employee’s employment terminates as a result of retirement, disability or death, or if the company terminates the employee without cause, then the employee is entitled to a pro-rata portion of the shares earned based on the number of days the employee was employed by Hexcel during the two-year performance period divided by 730.  In the case of the company’s senior executives, this provision also applies if the senior executive terminates his employment as a result of good reason.

Effective as of January 1, 2009, all of these Performance Based Award Agreements were modified to change the pro-ration formula such that the employee is entitled to a pro-rata portion of the shares earned based on the number of months the employee was employed by Hexcel during the two-year performance period divided by 24.  An employee is considered to have been employed for a particular month if he worked one or more days in such month.